Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS RECORD REVENUE AND

STRONG EARNINGS GROWTH FOR THE 2nd QUARTER OF 2005

TROY, MI (July 26, 2005)—Kelly Services, Inc., a global provider of staffing services, today announced record revenue and strong earnings growth for second quarter ended July 3, 2005.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the second quarter of 2005 totaled $1.312 billion, a 7.1% increase compared to the $1.224 billion for the corresponding quarter in 2004. Revenue for the six-month period totaled $2.561 billion, a 7.5% increase compared to the $2.383 billion for the first six months of 2004.

Net earnings for the second quarter of 2005 totaled $9.3 million, a 91% increase compared to $4.9 million reported for the second quarter of 2004. Net earnings for the first six months of 2005 totaled $13.3 million, a 157% increase compared to the $5.2 million earned during the comparable six-month period of 2004.

Diluted earnings per share in the second quarter of 2005 were $0.26, an 86% increase as compared to second quarter 2004 earnings of $0.14 per share. Diluted earnings per share for the first six months of 2005 were $0.37, a 147% increase compared to the $0.15 per share earned in the first six months of 2004.

Commenting on the results, Adderley said, “Our sales of $1.312 billion achieved a new sales record for the second quarter, exceeding the previous record we set in 2004 by over $87 million.

“We expect third quarter 2005 earnings to be in the range of $0.30 to $0.35, as compared to $0.23 per share in the third quarter of 2004. Our 2005 year to date results, combined with our third quarter guidance, keeps us on track to achieve our current forecast that earnings will range between $1.00 and $1.15 per share for the full year. This forecast is based on moderate global economic growth over the balance of 2005.

“Revenue in our U.S. Commercial staffing segment, which accounted for 46% of total sales, increased 3.6% year over year during the second quarter. The gross profit rate in this segment increased four-tenths of a percent, due to a combination of improved pricing, lower workers compensation costs, and higher fee based income. Expenses increased 4.0% compared to last year. Operating earnings totaled $32.8 million, an increase of 11.0% compared to last year.

“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment, which accounted for 21% of total sales, increased 9.5% year over year during the second quarter. Kelly Scientific Resources and Kelly Engineering Resources were the leading professional and technical performers in the second quarter. Kelly HRfirst continued to be the leading staffing alternatives unit. The Automotive Services Group and the Kelly Law Registry experienced revenue decreases during the quarter. Kelly Staff Leasing revenue also declined, reflecting the repositioning of its customer mix. The PTSA gross profit rate decreased eight-tenths of a percent, primarily due to changes in business unit mix and rates, partially offset by higher fee based income. Expenses increased 3.5% as compared to last year. Operating earnings totaled $17.1 million and increased 5.7% on a year over year basis.

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“Revenue in our International segment, which accounted for 33% of total sales, increased 10.9% year over year during the second quarter. The International gross profit rate increased by three-tenths of a percent, primarily due to growth in fee based income. Operating expenses increased by 9.5% in U.S. dollar terms. Operating earnings totaled $4.4 million, more than doubling the $2.0 million earned last year.

“On a constant currency basis, International segment revenue increased 6.3%, and total Company revenue increased 5.7% year over year in the second quarter.”

In conjunction with its second quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on July 26, 2005 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:
U.S.	1-800-230-1093
International	1-612-234-9959

The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the Internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly owns and operates nearly 2,600 offices in 29 countries and territories. Kelly provides employment to over 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care, and home care. Revenue in 2004 was $4.98 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED JULY 3, 2005 AND JUNE 27, 2004

(UNAUDITED)

(In thousands of dollars except per share data)

	2005	2004	Change	% Change
Revenue from services	$1,311,904	$1,224,464	$87,440	7.1%
Cost of services	1,097,802	1,026,382	71,420	7.0

Gross profit	214,102	198,082	16,020	8.1
Selling, general and administrative expenses	200,494	189,494	11,000	5.8

Earnings from operations	13,608	8,588	5,020	58.5
Interest expense, net	(152)	(283)	131	46.3

Earnings before taxes	13,456	8,305	5,151	62.0
Income taxes	4,123	3,429	694	20.2

Net earnings	$9,333	$4,876	$4,457	91.4%

Basic earnings per share	$0.26	$0.14	$0.12	85.7%

Diluted earnings per share	$0.26	$0.14	$0.12	85.7%

STATISTICS:
Gross profit rate	16.3%	16.2%	0.1%
Expenses as a% of revenue	15.3	15.5	(0.2)
% Return - Earnings from operations	1.0	0.7	0.3
Earnings before taxes	1.0	0.7	0.3
Net earnings	0.7	0.4	0.3
Effective income tax rate	30.6%	41.3%	(10.7)%
Average number of shares outstanding (thousands):
Basic	35,597	35,057
Diluted	35,841	35,431

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 26 WEEKS ENDED JULY 3, 2005 AND JUNE 27, 2004

(UNAUDITED)

(In thousands of dollars except per share data)

	2005	2004	Change	% Change
Revenue from services	$2,561,239	$2,383,275	$177,964	7.5%
Cost of services	2,143,053	2,001,837	141,216	7.1

Gross profit	418,186	381,438	36,748	9.6
Selling, general and administrative expenses	398,483	370,976	27,507	7.4

Earnings from operations	19,703	10,462	9,241	88.3
Interest expense, net	(187)	(522)	335	64.2

Earnings before taxes	19,516	9,940	9,576	96.3
Income taxes	6,245	4,773	1,472	30.8

Net earnings	$13,271	$5,167	$8,104	156.8%

Basic earnings per share	$0.37	$0.15	$0.22	146.7%

Diluted earnings per share	$0.37	$0.15	$0.22	146.7%

STATISTICS:
Gross profit rate	16.3%	16.0%	0.3%
Expenses as a% of revenue	15.6	15.6	0.0
% Return - Earnings from operations	0.8	0.4	0.4
Earnings before taxes	0.8	0.4	0.4
Net earnings	0.5	0.2	0.3
Effective income tax rate	32.0%	48.0%	(16.0)%
Average number of shares outstanding (thousands):
Basic	35,566	34,969
Diluted	35,957	35,369

KELLY SERVICES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	Second Quarter
	2005	2004	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$602,425	$581,364	$21,061	3.6%
PTSA	280,964	256,573	24,391	9.5
International	428,515	386,527	41,988	10.9

Consolidated Total	$1,311,904	$1,224,464	$87,440	7.1%

Earnings from Operations:
U.S. Commercial Staffing	$32,772	$29,513	$3,259	11.0%
PTSA	17,145	16,224	921	5.7
International	4,430	1,967	2,463	125.2
Corporate Expense	(40,739)	(39,116)	(1,623)	(4.1)

Consolidated Total	$13,608	$8,588	$5,020	58.5%

	June Year to Date
	2005	2004	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$1,167,939	$1,130,694	$37,245	3.3%
PTSA	553,386	495,363	58,023	11.7
International	839,914	757,218	82,696	10.9

Consolidated Total	$2,561,239	$2,383,275	$177,964	7.5%

Earnings from Operations:
U.S. Commercial Staffing	$61,959	$53,742	$8,217	15.3%
PTSA	32,529	30,230	2,299	7.6
International	4,967	1,026	3,941	384.1
Corporate Expense	(79,752)	(74,536)	(5,216)	(7.0)

Consolidated Total	$19,703	$10,462	$9,241	88.3%

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	Second Quarter
	2005	2004	Change	% Change
U.S. Commercial	$602,425	$581,364	$21,061	3.6%
PTSA	280,964	256,573	24,391	9.5
International - constant currency*	410,960	386,527	24,433	6.3

Revenue from services - constant currency	1,294,349	1,224,464	69,885	5.7%
Foreign currency impact	17,555		17,555

Revenue from services	$1,311,904	$1,224,464	$87,440	7.1%

	June Year to Date
	2005	2004	Change	% Change
U.S. Commercial	$1,167,939	$1,130,694	$37,245	3.3%
PTSA	553,386	495,363	58,023	11.7
International - constant currency*	806,749	757,218	49,531	6.5

Revenue from services - constant currency	2,528,074	2,383,275	144,799	6.1%
Foreign currency impact	33,165		33,165

Revenue from services	$2,561,239	$2,383,275	$177,964	7.5%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	July 3, 2005	January 2, 2005	June 27, 2004
	(UNAUDITED)		(UNAUDITED)
Current Assets
Cash and equivalents	$69,504	$82,554	$65,006
Short-term investments	214	6,288	1,229
Trade accounts receivable, less allowances of $16,724, $16,228 and $16,314, respectively	756,951	727,366	728,056
Prepaid expenses and other current assets	42,027	40,736	37,421
Deferred taxes	39,987	36,055	22,620

Total current assets	908,683	892,999	854,332
Property and Equipment, Net	171,161	181,086	179,577
Noncurrent Deferred Taxes	19,662	17,960	13,307
Goodwill, Net	88,431	94,652	84,610
Other Assets	83,794	63,059	59,564

Total Assets	$1,271,731	$1,249,756	$1,191,390

Current Liabilities
Short-term borrowings	$56,449	$34,289	$37,537
Accounts payable	111,076	105,685	97,631
Accrued payroll and related taxes	241,095	246,802	242,433
Accrued insurance	33,537	33,165	35,608
Income and other taxes	69,779	67,839	51,846

Total current liabilities	511,936	487,780	465,055
Noncurrent Liabilities
Accrued insurance	59,451	58,548	58,096
Accrued retirement benefits	53,988	50,892	49,999

Total noncurrent liabilities	113,439	109,440	108,095
Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(94,789)	(97,693)	(105,149)
Paid-in capital	23,137	22,530	20,042
Earnings invested in the business	669,198	663,039	654,041
Accumulated other comprehensive income	8,694	24,544	9,190

Total stockholders’ equity	646,356	652,536	618,240

Total Liabilities and Stockholders’ Equity	$1,271,731	$1,249,756	$1,191,390

STATISTICS:
Working Capital	$396,747	$405,219	$389,277
Current Ratio	1.8	1.8	1.8
Debt-to-capital %	8.0%	5.0%	5.7%
Global Days Sales Outstanding
Quarter	53	53	54
Year-to-date	54	54	56

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 26 WEEKS ENDED JULY 3, 2005 AND JUNE 27, 2004

(UNAUDITED)

(In thousands of dollars)

	2005	2004
Cash flows from operating activities
Net earnings	$13,271	$5,167
Noncash adjustments:
Depreciation and amortization	21,128	22,501
Increase in trade accounts receivable, net	(53,222)	(72,036)
Changes in other operating assets and liabilities	28,753	50,992

Net cash from operating activities	9,930	6,624

Cash flows from investing activities
Capital expenditures	(12,726)	(13,398)
Decrease in short-term investments	1,142	5
Increase in other assets	(8,503)	(731)
Investment in unconsolidated affiliate	(18,450)	—

Net cash from investing activities	(38,537)	(14,124)

Cash flows from financing activities
Increase (decrease) in short-term borrowings	7,161	(899)
Financing to fund long-term investment in unconsolidated affiliate	18,450	—
Dividend payments	(7,112)	(6,997)
Stock options and other stock sales	1,745	6,944
Other financing activities	(2,428)	(2,710)
Purchase of treasury stock	—	(3)

Net cash from financing activities	17,816	(3,665)

Effect of exchange rates on cash and equivalents	(2,259)	(207)

Net change in cash and equivalents	(13,050)	(11,372)

Cash and equivalents at beginning of period	82,554	76,378

Cash and equivalents at end of period	$69,504	$65,006